SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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[  ]     Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[  ]     Definitive Proxy Statement
[X ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to Section 240.14a-12

                               VISX, Incorporated

                (Name of Registrant as Specified In Its Charter)

        Carl C. Icahn, Barberry Corp. and High River Limited Partnership


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    On May 27, 2003, Carl C. Icahn issued a press release attached hereto as
                                   Exhibit A.

                                                                   Exhibit A

     FOR IMMEDIATE RELEASE ICAHN REACTS TO VISX ANNUAL MEETING RESULTS



New York, New York, May 27, 2003
Contact:  Susan Gordon (212) 702-4309

     Carl C. Icahn reacted today to the results of the VISX annual meeting. Although disappointed that his nominee, Keith Meister, was not elected, Mr. Icahn stated as follows:

     I am pleased by VISX management's recent concession to implement a "chewable pill". This pill, although not a perfect solution, allows a cash bidder willing to pay above the current market price for VISX stock to acquire that stock without triggering the poison pill, so long as at least half of the shareholders tender.

     I believe that the adoption of this feature was made in response to our efforts to elect Mr. Meister to the VISX Board and represents a real victory for shareholder interests. While this concession, in my opinion, likely gained the support of Institutional Shareholder Services for VISX management and insured their victory in the proxy contest, I believe that this is a step in the right direction and that potential bidders will be encouraged by the existence of this provision.

     VISX has indicated that it has now received FDA approval of the CustomVue TM technology. In its April 18, 2003 letter to shareholders, the Company stated its belief that "CustomVue [TM] will provide us with an extraordinary opportunity to gain incremental revenue and profit from VISX procedures as well as reinvigorate demand for laser correction". I believe that the "extraordinary opportunity" to gain incremental profit will be viewed as a tantalizing opportunity for the right kind of buyer. I do not believe that VISX alone, without combining with a larger, more well capitalized company, can take advantage of the market potential available to it.

     I still firmly believe that shareholders are best served when shareholder nominees are included on boards of directors and that the addition of Mr. Meister would have provided an important catalyst for an acquisition of the Company. Nonetheless, in my opinion, as a result of this proxy contest, VISX shareholders are in a better position today than they were three months ago.

     It is a sad commentary on United States corporations in general, and on VISX in particular, that only in the context of an arduous proxy battle was the adoption of the "chewable pill" feature implemented. It should not take a proxy contest for shareholders to secure from entrenched management something that should always be within their own absolute control, the right to decide for themselves whether to accept a tender offer for any and all of their stock. I am pleased that we were able to obtain this victory at VISX. In the future, I intend to continue to object to poison pills and other devices that I believe limit shareholder rights and I will seek to cause other companies to implement a "chewable pill" provision in their poison pills. I urge other large shareholders to do the same.


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     Shareholders  of VISX are advised to read the  definitive  proxy  statement filed by Mr. Icahn's affiliates in connection with their solicitation of proxies from VISX shareholders. Shareholders of VISX and other interested parties may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Mr. Icahn and his affiliates with the SEC, at the SEC's Internet website at www.sec.gov. The definitive proxy statement was also mailed to shareholders.